Citigroup Global Markets Holdings Inc.	August 27, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH33885 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Principal-at-Risk Securities Linked to the SONIA CMS30 Rate Due November 30, 2026

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the issue price, depending on the SONIA CMS30 rate on the valuation date.

▪	Investors will receive the maximum payment at maturity specified below only if the SONIA CMS30 rate on the valuation date is greater than or equal to the strike specified below. If the SONIA CMS30 rate on the valuation date is less than the strike, investors will receive less than the maximum payment at maturity and may receive less, and possibly significantly less, than the stated principal amount. In that instance, the greater the difference between the SONIA CMS30 rate on the valuation date and the strike, the lower your payment at maturity, subject to the minimum payment at maturity. If the SONIA CMS30 rate on the valuation date is less than the strike by an amount that is equal to or greater than the OTM strike width specified below, investors will receive only the minimum payment at maturity specified below, representing a significant loss on an investment in the securities.

▪	The securities are highly risky investments. A relatively small decrease in the SONIA CMS30 rate as of the valuation date compared to the strike will result in the loss of a significant portion of your investment.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price:	100.00% of the stated principal amount (£1,000 per £1,000 stated principal amount security)
Stated principal amount:	£1,000 per security
SONIA CMS30 rate:	On any date, the “SONIA CMS30 rate” is the 30-year GBP SONIA ICE swap rate on that date, determined as set forth under “Additional Terms of the Securities” below.
Strike date:	August 26, 2026
Pricing date:	August 27, 2026
Issue date:	September 4, 2026
Valuation date:	November 26, 2026 or, if such day is not a London business day, the next succeeding London business day
Maturity date:	November 30, 2026. If the maturity date is not a business day, the payment due on that date will be paid on the next succeeding business day, and no interest will accrue as a result of the delay in payment.
Payment at maturity:

For each £1,000 stated principal amount security you hold at maturity, you will receive an amount in British pounds sterling determined as follows:

•    If the SONIA CMS30 rate on the valuation date is greater than or equal to the strike, the maximum payment at maturity

•    If the SONIA CMS30 rate on the valuation date is less than the strike, an amount calculated as follows:

the maximum payment at maturity minus [£1,000 × the product (expressed as a percentage) of (a) (1 / OTM strike width) × (b) (the strike minus the SONIA CMS30 rate on the valuation date)], subject to the minimum payment at maturity

If the SONIA CMS30 rate on the valuation date is less than the strike, then the greater that difference, the lower your payment at maturity, subject to the minimum payment at maturity.  You could lose a significant portion of your investment in the securities.

Strike:	5.069%, determined on the strike date in the sole discretion of the calculation agent
OTM strike width:	0.50%
Maximum payment at maturity:	£1,270.5923903
Minimum payment at maturity:	£270.5923903
Listing:	The securities will not be listed on any securities exchange
ISIN:	XS3331811854
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	£1,000.00	£0.00	£1,000.00
Total:	£10,618,000.00	£0.00	£10,618,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is £992.56 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate various hypothetical payments at maturity based on various hypothetical SONIA CMS30 rates on the valuation date.  The outcomes below are not exhaustive.  Your actual payment at maturity will depend on the actual SONIA CMS30 rate on the valuation date.

The table and examples are for purposes of illustration only and have been rounded for ease of analysis.

Hypothetical SONIA CMS30 Rate on the Valuation Date	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities(1)
5.3000000%	£1,270.5923903	27.05923903%
5.2000000%	£1,270.5923903	27.05923903%
5.1000000%	£1,270.5923903	27.05923903%
5.0690000%	£1,270.5923903	27.05923903%
5.0000000%	£1,132.5923903	13.25923903%
4.9337038%	£1,000.0000000	0.00000000%
4.9000000%	£932.5923903	-6.74076097%
4.8000000%	£732.5923903	-26.74076097%
4.7000000%	£532.5923903	-46.74076097%
4.6000000%	£332.5923903	-66.74076097%
4.5690000%	£270.5923903	-72.94076097%
4.5000000%	£270.5923903	-72.94076097%
4.4000000%	£270.5923903	-72.94076097%
4.3000000%	£270.5923903	-72.94076097%
4.2000000%	£270.5923903	-72.94076097%
4.1000000%	£270.5923903	-72.94076097%
(1)	The “hypothetical total return on the securities” is equal to (i) (a) the hypothetical payment at maturity per security minus (b) the issue price of £1,000.00 per security, divided by (ii) the issue price of £1,000.00 per security.

Example 1: The SONIA CMS30 rate on the valuation date is 5.200%, which is greater than the strike.

In this example, since the SONIA CMS30 rate on the valuation date is greater than or equal to the strike, you would receive the maximum payment at maturity of £1,270.5923903 and your total return at maturity would be equal to 27.05923903%.

Example 2: The SONIA CMS30 rate on the valuation date is 5.000%, which is less than the strike.

Payment at maturity per security = the maximum payment at maturity minus [£1,000 × the product (expressed as a percentage) of (a) (1 / OTM strike width) × (b) (the strike minus the SONIA CMS30 rate on the valuation date)], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × the product (expressed as a percentage) of (a) (1 / 0.50%) × (b) (5.069% - 5.000%)], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × the product (expressed as a percentage) of (a) 200 × (b) 0.069%], subject to the minimum payment at maturity of £270.5923903

PS-2

Citigroup Global Markets Holdings Inc.

= £1,270.5923903 minus [£1,000 × 13.8%], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus £138.00, subject to the minimum payment at maturity of £270.5923903

= £1,132.5923903

In this example, the payment at maturity per security would be £1,132.5923903 and your total return at maturity would be equal to 13.25923903%.

Example 3: The SONIA CMS30 rate on the valuation date is 4.700%, which is less than the strike.

Payment at maturity per security = the maximum payment at maturity minus [£1,000 × the product (expressed as a percentage) of (a) (1 / OTM strike width) × (b) (the strike minus the SONIA CMS30 rate on the valuation date)], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × the product (expressed as a percentage) of (a) (1 / 0.50%) × (b) (5.069% - 4.700%)], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × the product (expressed as a percentage) of (a) 200 × (b) 0.369%], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × 73.80%], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus £738.00, subject to the minimum payment at maturity of £270.5923903

= £532.5923903

In this example, the payment at maturity per security would be £532.5923903 and your total return at maturity would be -46.74076097%, representing a significant loss on your investment.

Example 4: The SONIA CMS30 rate on the valuation date is 4.300%, which is less than the strike.

Payment at maturity per security = the maximum payment at maturity minus [£1,000 × the product (expressed as a percentage) of (a) (1 / OTM strike width) × (b) (the strike minus the SONIA CMS30 rate on the valuation date)], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × the product (expressed as a percentage) of (a) (1 / 0.50%) × (b) (5.069% - 4.300%)], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × the product (expressed as a percentage) of (a) 200 × (b) 0.769%], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus [£1,000 × 153.80%], subject to the minimum payment at maturity of £270.5923903

= £1,270.5923903 minus £1,538.00 subject to the minimum payment at maturity of £270.5923903

= £270.5923903

In this example, the payment at maturity per security would be the minimum payment at maturity of £270.5923903 and your total return at maturity would be -72.94076097%, representing a significant loss on your investment.

PS-3

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the SONIA CMS30 rate.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	The securities are highly risky, and you may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the issue price, depending on the SONIA CMS30 rate on the valuation date. If the SONIA CMS30 rate on the valuation date is less than the strike, then the greater that difference, the lower your payment at maturity, subject to the minimum payment at maturity. If the SONIA CMS30 rate on the valuation date is less than the strike by an amount equal to or greater than the OTM strike width, you will receive only the minimum payment at maturity and will lose a significant portion of your investment in the securities.

■	Relatively small differences in the SONIA CMS30 rate on the valuation date will significantly affect the payment at maturity. For example, a hypothetical SONIA CMS30 rate on the valuation date of 4.600% as compared to the strike of 5.069% would represent a 66.74076097% loss on the securities (as a percentage of the issue price), whereas a hypothetical SONIA CMS30 rate on the valuation date of 4.800% would represent a 26.74076097% loss on the securities. In this illustration, a 0.200% difference between these two hypothetical SONIA CMS30 rates on the valuation date results in a 40.00% difference in your return on the securities. The fact that relatively small differences in the SONIA CMS30 rate on the valuation date will result in large differences in the payment at maturity on the securities magnifies the riskiness of the securities.

■	The securities do not pay interest. The securities are not appropriate for investors who require regular payments of interest.

■	The securities will be adversely affected by volatility in the SONIA CMS30 rate. The securities will pay the maximum payment at maturity if the SONIA CMS30 rate on the valuation date is greater than or equal to the strike. If the SONIA CMS30 rate on the valuation date is less than the strike, then the greater that difference, the lower your payment at maturity. The more volatile the SONIA CMS30 rate, the greater the likelihood that the SONIA CMS30 rate on the valuation date will differ significantly from the strike. As a result, the securities will be adversely affected by volatility in the SONIA CMS30 rate.

■	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the difference between the maximum payment at maturity and the issue price per security, regardless of the SONIA CMS30 rate during the term of the securities.

■	The strike is determined at the discretion of Citibank N.A., as the calculation agent. The strike is determined by the calculation agent on the strike date in its sole discretion. The strike may reflect a higher or lower value than might be available to you on other instruments on the pricing date or strike date, and the discretion exercised by the calculation agent in determining the strike could have an impact (positive or negative) on the value of, and your return on, the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of the securities, including the determination of the strike.

■	Your payment at maturity depends on the SONIA CMS30 rate on a single day. Because your payment at maturity depends on the SONIA CMS30 rate solely on the valuation date, you are subject to the risk that the SONIA CMS30 rate on that day may differ from the strike by a greater amount on that day than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the SONIA CMS30 rate that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of SONIA CMS30 rates on several dates, you might have achieved better returns.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no

PS-4

Citigroup Global Markets Holdings Inc.

secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the SONIA CMS30 rate and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of the SONIA CMS30 rate and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	SONIA CMS30 rate. We expect that the value of the securities at any time prior to maturity will depend substantially on the SONIA CMS30 rate at that time.

▪	Volatility of the SONIA CMS30 rate. Volatility refers to the magnitude and frequency of changes in the SONIA CMS30 rate over any given period. Any increase in the expected volatility of the SONIA CMS30 rate may adversely affect the value of the securities.

PS-5

Citigroup Global Markets Holdings Inc.

▪	Interest rates. We expect that the value of the securities will be affected by changes in British pound sterling interest rates.

▪	Time remaining to maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	The SONIA CMS30 rate is affected by a number of factors and may be highly volatile. The SONIA CMS30 rate is influenced by many factors, including:

•	the monetary policies of the Bank of England;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	underlying interbank money market trades; and

•	general credit and economic conditions in global markets, and particularly in the United Kingdom.

As a result of these factors, the SONIA CMS30 rate may be highly volatile. Because the SONIA CMS30 rate is a market rate and is influenced by many factors, it is impossible to predict the future value of the SONIA CMS30 rate.

■	The offering of the securities does not constitute a recommendation to invest in an instrument linked to the SONIA CMS30 rate by CGMI or its affiliates. You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the SONIA CMS30 rate will perform in the future or as a recommendation to invest in an instrument linked to the SONIA CMS30 rate, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

■	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the SONIA CMS30 rate. CGMI and other of our affiliates may publish research from time to time relating to the SONIA CMS30 rate. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence the SONIA CMS30 rate, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the SONIA CMS30 rate and the merits of investing in the securities.

■	The SONIA CMS30 rate may be affected by our or our affiliates’ hedging and other trading activities. In connection with the sale of the securities, we have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the interest rate swaps from which the SONIA CMS30 rate is ultimately derived and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on the valuation date, which may involve, among other things, our counterparties purchasing or selling such interest rate swaps. This hedging activity during the term of the securities, including on the valuation date, could affect the SONIA CMS30 rate, including on the valuation date, in a way that adversely affects your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

PS-6

Citigroup Global Markets Holdings Inc.

CGMI and other of our affiliates may also trade the interest rate swaps from which the SONIA CMS30 rate is ultimately derived on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the SONIA CMS30 rate, including on the valuation date, in a way that adversely affects the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

■	The SONIA CMS30 rate has a limited history and future performance cannot be predicted based on historical performance. The publication of the GBP SONIA ICE swap rates began in October 2020, and, therefore, have a limited history. ICE Benchmark Administration Limited (“IBA”) launched the GBP SONIA ICE swap rates for use as a reference rate for financial instruments in order to aid the market’s transition to SONIA and away from LIBOR. However, the composition and characteristics of SONIA differ from those of LIBOR in material respects, and the historical performance of LIBOR and GBP LIBOR-based swap rates will have no bearing on the performance of SONIA or the SONIA CMS30 rate.

The future performance of the SONIA CMS30 rate and SONIA cannot be predicted based on the historical performance. The levels of the SONIA CMS30 rate and SONIA during the term of the securities may bear little or no relation to the historical data. Prior observed patterns, if any, in the behavior of market variables and their relation to the SONIA CMS30 rate and SONIA, such as correlations, may change in the future. Changes in the levels of SONIA will affect the SONIA CMS30 rate and, therefore, the return on the securities and the value of the securities, but it is impossible to predict whether such levels will rise or fall.

■	A lack of input data may impact IBA’s ability to calculate and publish the SONIA CMS30 rate. The input data for the SONIA CMS30 rate is based on swaps referencing SONIA as the floating leg. The SONIA CMS30 rate is dependent on receiving sufficient eligible input data from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for the SONIA CMS30 rate. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SONIA on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SONIA. Because SONIA’s use as a reference rate for financial contracts began relatively recently and the related market for SONIA-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SONIA-based swap markets or in the market for SONIA-based financial contracts more generally. If the market for SONIA-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate the SONIA CMS30 rate, which could adversely affect the return on and value of the securities and the price at which you are able to sell the securities in the secondary market, if any. In addition, if SONIA does not maintain market acceptance for use as a reference rate for British pound sterling denominated financial contracts, uncertainty about SONIA may adversely affect the return on and the value of the securities.

■	The way the SONIA CMS30 rate is calculated may change in the future, which could adversely affect the value of the securities. The method by which the SONIA CMS30 rate is calculated may change in the future, as a result of governmental actions, actions by the publisher of the SONIA CMS30 rate or otherwise. We cannot predict whether the method by which the SONIA CMS30 rate is calculated will change or what the impact of any such change might be. Any such change could affect the SONIA CMS30 rate in a way that has a significant adverse effect on the securities.

■	The administrator of SONIA may make changes that could adversely affect the level of SONIA or discontinue SONIA and has no obligation to consider your interest in doing so. BoE took control of SONIA in April 2016 and has since made significant changes to it. BoE (or a successor), as administrator of SONIA, may make methodological or other changes that could change the value of SONIA, including changes related to the method by which SONIA is calculated, eligibility criteria applicable to the transactions used to calculate SONIA, or timing related to the publication of SONIA. If the manner in which SONIA is calculated is changed, that change may adversely affect the SONIA CMS30 rate and result in a reduction of any amount payable on the securities, which may adversely affect the trading prices of the securities. The administrator of SONIA may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SONIA in its sole discretion and without notice and has no obligation to consider the interests of holders of the securities in calculating, withdrawing, modifying, amending, suspending or discontinuing SONIA. In that case, the method by which the SONIA CMS30 rate is calculated will change, which may adversely affect the SONIA CMS30 rate and result in a reduction of the amount payable on the securities, which may adversely affect the trading prices of the securities.

■	The SONIA CMS30 rate may be determined by the calculation agent in good faith using its reasonable judgment. If, on the valuation date, the SONIA CMS30 rate is not published (subject to a discontinuance as described below), then the SONIA CMS30 rate on that day will be determined by the calculation agent in good faith and using its reasonable judgment. The SONIA CMS30 rate determined in this manner and used in the determination of the payment at maturity on the securities may be different from the SONIA CMS30 rate that would have been published by the administrator of the SONIA CMS30 rate.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things, determining the SONIA CMS30

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Citigroup Global Markets Holdings Inc.

rate under the circumstances described herein, selecting a successor rate if the SONIA CMS30 rate is discontinued and, if no successor rate is selected, calculating the SONIA CMS30 rate in good faith and using its reasonable judgment. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any payment owed to you under the securities.

■	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Additionally, even under our intended characterization of the securities, there is significant uncertainty about whether the character of any gain or loss you recognize upon a taxable disposition of the securities should be treated as short-term capital gain or loss, ordinary foreign currency gain or loss, or, in the case of gain or loss recognized at maturity, ordinary income or loss (other than foreign currency gain or loss). Among other things, an ordinary loss (other than a foreign currency loss, as discussed below) recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

General

The provisions in this section supersede the related provisions in the accompanying prospectus supplement and prospectus to the extent the provisions in this section are inconsistent with those provisions. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

The securities are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

The securities will be cleared through Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), and not through DTC. The securities will be issued under the Classic Safekeeping Structure registered in the name of Citivic Nominees Limited, as nominee for Citibank, N.A., London Branch, as common depositary for interests held through Euroclear and Clearstream. Beneficial interests in the securities will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear, Clearstream and their participants. Except as described under “Description of Debt Securities—Book-Entry Procedures and Settlement—Definitive Notes and Paying Agents” in the accompanying prospectus, individual registered certificates will not be issued in exchange for beneficial interests in the global notes evidencing the securities. The securities are not Eurosystem eligible.

A fiscal agency agreement has been entered into in relation to the securities between the issuer and Citibank, N.A., London Branch, as fiscal and paying agent. The holders of the securities are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of Citibank, N.A., London Branch, located at Citigroup Centre, Canada Square, Canary Wharf, London, England.

Subject to applicable law and the terms of the indenture, the issuer and the fiscal and paying agent will treat the persons in whose names the securities are registered, initially Citivic Nominees Limited, as owners of such notes for the purpose of receiving any payments on the securities and for all other purposes whatsoever. Therefore, none of the issuer nor any agent has any direct responsibility or liability for any payment on the securities to owners of beneficial interests in the securities. Any payments made by the issuer to the registered holders of the securities shall discharge the liability of the issuer under the securities to the extent of the sums so paid.

A “business day” with respect to the securities means a day on which commercial banks settle payments and are open for general business in each of New York City and London. A “London business day” with respect to the securities means a day on which commercial banks settle payments and are open for general business in London.

The provisions set forth under “Supplemental Provisions Relating to Non-U.S. Dollar Notes—Public Offering Price” in the accompanying prospectus supplement do not apply to the securities.

Euroclear and Clearstream

Euroclear and Clearstream each holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between their respective accountholders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an accountholder of either system.

Determination of the SONIA CMS30 Rate

The SONIA CMS30 rate on any date of determination is the swap rate for a fixed-for-floating SONIA-linked interest rate swap transaction with a thirty-year maturity in British pounds sterling appearing on Bloomberg page “BPISDS30” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (London time) on that date of determination.  If the SONIA CMS30 rate is not published on Bloomberg page “BPISDS30” (or any successor page as determined by the calculation agent) on any London business

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day on which such rate is required (subject to “—Discontinuance of the SONIA CMS30 Rate” below), then the SONIA CMS30 rate for that date will be determined by the calculation agent in good faith and using its reasonable judgment.

In a fixed-for-floating SONIA-linked interest rate swap transaction, one party pays a fixed rate (the “swap rate”) and the other pays a floating rate based on the Sterling Overnight Index Average (“SONIA”) compounded in arrears for twelve months using standard market conventions.  SONIA is published by The Bank of England (“BoE”) and is intended to be a broad benchmark for different types of unsecured financial transactions and measure the rate at which interest is paid on sterling short-term wholesale funds in circumstances where credit, liquidity and other risks are minimal.  BoE reports that SONIA is based on actual transactions and reflects the average of the interest rates that banks pay to borrow sterling overnight from other financial institutions and other institutional investors.

BoE reports that SONIA is measured on each London business day as the trimmed mean, rounded to four decimal places, of interest rates paid on eligible sterling denominated deposit transactions.  The trimmed mean is calculated as the volume-weighted mean rate, based on the central 50% of the volume-weighted distribution of rates.  Eligible transactions are reported to BoE’s Sterling Money Market daily data collection and are unsecured transactions with one business day maturity that are executed between 00:00 hours and 18:00 hours UK time and settled that same-day with greater than or equal to £25 million in value.

IBA is the current administrator of the SONIA CMS30 rate.  According to publicly available information (which we have not independently verified), IBA currently determines the SONIA CMS30 rate based on a “waterfall” methodology using eligible input data in respect of SONIA-linked interest rate swaps.  The first level of the waterfall (“Level 1”) uses eligible, executable prices and volumes provided by regulated, electronic, trading venues. If these trading venues do not provide sufficient eligible input data to calculate a rate in accordance with Level 1 of the methodology, then the second level of the waterfall (“Level 2”) uses eligible dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with Level 2 of the waterfall, then the third level of the waterfall (“Level 3”) uses movement interpolation, where possible for applicable tenors, to calculate a rate.  Where it is not possible to calculate the SONIA CMS30 rate at Level 1, Level 2 or Level 3 of the waterfall on a given date, then the SONIA CMS30 rate will not be published for that date.

Discontinuance of the SONIA CMS30 Rate

If the calculation and publication of the SONIA CMS30 rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the SONIA CMS30 rate, and the calculation agent may deem that rate (the “successor rate”) to be the SONIA CMS30 rate. Upon the selection of any successor rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original SONIA CMS30 rate will no longer be deemed to refer to the original SONIA CMS30 rate and will be deemed instead to refer to that successor rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any value of the SONIA CMS30 rate that is used for purposes of the securities and to any other terms of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of the SONIA CMS30 rate is permanently canceled and no successor rate is chosen as described above, then the calculation agent will calculate the value of the SONIA CMS30 rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the SONIA CMS30 rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of the SONIA CMS30 rate may adversely affect payments on, and the value of, the securities.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the date of such acceleration were the valuation date.

In case of default in making any payment under the securities, no interest will accrue on such overdue payment either before or after the maturity date.

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Historical Information on the SONIA CMS30 Rate

The graph below shows the daily SONIA CMS30 rate from December 14, 2020 through August 27, 2026.  We obtained the values below from Bloomberg L.P., without independent verification.  The historical values of the SONIA CMS30 rate should not be taken as an indication of the future values of the SONIA CMS30 rate during the term of the securities, including on the valuation date. Publication of the SONIA CMS30 rate began in October 2020, and it therefore has a limited history.

On August 27, 2026, the SONIA CMS30 rate was 5.064%.

Historical SONIA CMS30 Rate December 14, 2020 to August 27, 2026

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or any alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities. For example, the IRS could treat the securities as debt instruments (a "short-term obligation") issued by us, in which case some or all of the gain you realize on a sale, exchange or retirement of the short-term obligation would be treated as ordinary income. Because the securities provide for a supplemental redemption amount that is not fixed as of the issue date, certain aspects of the tax treatment of the securities as short-term obligations would be uncertain and U.S. Holders should consult their tax advisers regarding the proper treatment in the event that the IRS seeks to treat the securities as debt instruments. A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds.

If you are a Non-U.S. Holder, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, the treatment of the securities after such an event could differ from their prior treatment.

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The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. Unless otherwise stated, the following discussion is based on the treatment of the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions.” You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity

You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities

Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security, in each case as translated into U.S. dollars at the relevant spot rate. Your tax basis in a security should generally equal the amount you paid to acquire it.

There is significant uncertainty about whether the character of any gain or loss you recognize upon a taxable disposition of the securities is treated as short-term capital gain or loss, ordinary foreign currency gain or loss, or, in the case of gain or loss recognized at maturity, ordinary income or loss (other than foreign currency gain or loss). This determination could have a significant effect on the tax consequences to you of owning a security. Among other things, an ordinary loss (other than a foreign currency loss) recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” The deductibility of capital losses is subject to limitations.  As noted below, special reporting requirements may apply to you if you recognize a foreign currency loss above a specified threshold. In light of the significant uncertainty regarding this issue, you should consult your tax adviser regarding the character of this gain or loss.

If you are a U.S. Holder that acquires your securities with foreign currency that you held before the date you acquire your securities, you generally will be treated as disposing of your foreign currency for its U.S. dollar value at the time you acquire your securities and will recognize ordinary foreign currency gain or loss as a consequence. Your basis in foreign currency received in connection with the taxable disposition of your securities generally will equal the U.S. dollar value of the foreign currency at the time of receipt. If you do not dispose of the foreign currency at the time of receipt, a subsequent disposition will give rise to ordinary foreign currency gain or loss as described above. You should consult your tax adviser about reporting requirements that may apply to you if you recognize a foreign currency loss above a specified threshold.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Taxable Disposition of the Securities

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Subject to the discussion below regarding “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a taxable disposition of a security.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on the securities.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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Citigroup Global Markets Holdings Inc.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

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(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will not receive any underwriting fee for any securities sold in this offering.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the SONIA CMS30 rate and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately 1.5 months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the 1.5-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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